August 23, 2006

Mr. Thomas R. Brown

15378 Avenue of Science, Suite 100

San Diego, California 92128

Dear Tom,

American Technology Corporation ("Company") is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks. Our offer is based on the following terms and conditions:

Title: President and Chief Executive Officer commencing on the start date.

Start Date: We have anticipated your start date as Tuesday, September 5, 2006.

Salary: Your base salary will be $250,000.00 per year, payable in accordance with the normal payroll practices of the Company. Your base salary will be reviewed by the Compensation Committee at the end of fiscal 2006, and any increase recommended by the Compensation Committee will be subject to approval by the Board of Directors.

Bonus: You will be eligible for an annual bonus with respect to fiscal years beginning fiscal 2007 as recommended by the Compensation Committee and approved by the Board of Directors. The bonus will be based in part on your achievement of annual goals that will be established by the Compensation Committee with input from you. Any bonus so determined will be payable no later than the March 15th first following the fiscal year for which such bonus was earned.

Stock Options: You will be granted a stock option under the Company's 2005 Equity Incentive Plan (the "Plan") to purchase 200,000 shares of common stock upon the later of your start date or September 5, 2006. This option will be in addition to the stock option granted to you on March 24, 2006. The option will have an exercise price equal to the fair market value of our common stock on the date of grant, determined in accordance with the Plan. The option will be exercisable for five (5) years after grant, subject to earlier termination upon termination of your continuous service. The option will vest over four (4) years, with one fourth (1/4) of the shares vesting twelve (12) months after the grant date, and the balance vesting in equal quarterly installments through and including the fourth anniversary of the grant date. The option will be a non-statutory stock option and will not qualify for incentive stock option (ISO) treatment under the Internal Revenue Code.

Severance: In the event your employment is terminated for any reason other than Cause (as defined on Exhibit A), or if you resign for Good Reason (as defined on Exhibit A), you will be entitled to severance in the form of post-termination salary continuation, payable pursuant to the same schedule, and in the same amounts, as your regular salary payments immediately preceding your date of termination for the number of months set forth below ("Salary Continuation"), conditioned on your execution of a general release of all known and unknown claims against the company, the continued effectiveness of such release beyond any statutory revocation period, and your resignation from the Board of Directors unless otherwise requested by the Board (collectively, the "Payment Conditions"). Such Salary Continuation, if payable, shall be paid for one (1) month for each two (2) month period of your employment or part thereof, up to a maximum of six (6) months of Salary Continuation. (For example, if your employment were terminated without Cause after 4 months and 5 days of employment, you would be entitled to 3 months Salary Continuation.) Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences pursuant to section 409A of the Internal Revenue Code of 1986, as amended, the Salary Continuation shall be paid in its entirety in a single lump sum six months after you become entitled to the Salary Continuation, subject to the Payment Conditions.

In addition, in the event your employment is terminated for any reason other than Cause, or if you resign for Good Reason, and if you elect to continue to participate in the Company's standard medical and dental benefits as provided under COBRA and/or Cal-COBRA, then to the extent that such benefits are provided pursuant to a plan described in Section 1.409A-1(a)(5) of the Proposed Treasury Regulations and any successor thereto ("Welfare Benefits"), the Company will continue to pay a portion of the cost thereof equal to the portion paid by the Company prior to termination of your employment for up to the number of months of Salary Continuation computed pursuant to the foregoing paragraph, if: (1) you provide written notice of such election to Company within the time prescribed in the "COBRA Notice"; (2) you pay the Company monthly an amount equal to your contribution for such benefits as was in effect at the date of termination of your employment, if any; and (3) you satisfy the Payment Conditions. The benefits set forth in this paragraph shall cease upon you becoming eligible for reasonably comparable medical and dental benefits through a successor employer.

Resignation from

the Board Committees

and from the Board: In order to ensure that the Company remains in compliance with the rules of the Nasdaq Stock Market concerning the composition of the board and certain board committees, by your execution of this letter, you are confirming your resignation from American Technology Corporation's Audit Committee and Compensation Committee as of August 20, 2006. By your execution of this letter, you are also tendering your resignation from the Board of Directors effective on your start date; provided that such resignation shall not be effective, and shall be null and void, if the Board would have a majority of independent directors, as defined by the rules of the Nasdaq Stock Market, on your start date without giving effect to your resignation. Following any such resignation from the Board, you agree to continue to consult with the Chairman concerning governance issues. You will be reappointed to the Board of Directors as soon as such appointment would not cause the Company to have less than a majority of independent directors, as defined by the rules of the Nasdaq Stock Market. You will not however serve on the Audit Committee, the Compensation Committee or the Nominating and Governance Committee.

Unless otherwise requested by the Board, upon the termination of your employment for any reason, you shall be deemed to have immediately resigned from the Board, and you agree that your resignation shall be deemed effective and irrevocable (whether or not you have delivered a separate notice of resignation to the Board) concurrently with the date of termination of your employment. You understand and agree that this paragraph represents an effective resignation upon an effective date determined upon the happening of an event or events, pursuant to Section 141(b) of the Delaware General Corporation Law, and that this paragraph represents an ongoing effective resignation upon an effective date determined upon the happening of an event or events, notwithstanding any resignation and reappointment or reelection to the Board during the term of your employment.

Health Benefits: The Company offers a comprehensive benefits plan that includes medical, dental, vision, short-term disability, long-term disability and life insurances. The Company currently pays for 100% of all health benefit premiums, including dependents, and you can elect HMO or PPO medical coverage. You may pay for any qualified out-of-pocket expense on a pre-tax basis through a Section 125 plan. Benefits begin the first day of the month following your start date.

Paid Time

& Holidays: You will receive 15 days of accrued Paid Time Off (PTO) annually, for use for vacation or for personal time off. PTO hours are accrued per pay period. Any hours in excess of 200 will be paid out in the first pay period of December. In the event of short-term illness, you will be provided time to convalesce at home and will be paid your regular salary for this time. Sick time is not accrued but rather is taken as needed.

The Company offers nine (9) paid holidays each calendar year, subject to future change. You must be on active status the day before and the day after the holiday to receive holiday pay.

Retirement: A 401k package is available with multiple investment options and the company matches 25% of the employee's deferral up to 6% of your annual earnings. (Note: Some IRS limitations may apply.)

Arbitration: As a contingency of this offer, you will be required to sign the attached Mutual Agreement to Arbitrate ("Arbitration Agreement").

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at American Technology Corporation.

Additionally, as a condition of this offer and of your employment with American Technology Corp., you will be required to preserve the Company's proprietary and confidential information and you must comply with the Company's policies and procedures. Accordingly, you will be required to execute the Company's Non-Disclosure Agreement on your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason, subject only to the severance provisions above. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may be entered into only in writing, and only following the recommendation of the Compensation Committee and the approval by the Board of Directors of such an employment agreement.

If any compensation or other payments payable under this agreement are subject to Internal Revenue Code section 409A, then you acknowledge and agree, by signing this offer letter, that the Company shall adhere to the provisions of Internal Revenue Code section 409A and any Treasury Regulations or other guidance issued there under. You acknowledge that you have reviewed the provisions of this agreement with applicable legal and tax counsel to ensure compliance with Internal Revenue Code section 409A and that the Company shall not be responsible for any adverse tax consequences that you experience in connection with the terms of this offer of employment and the execution of this agreement.

Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to me.

If there are any questions, please do not hesitate to call me.

Sincerely,

/s/ Elwood G. Norris

Elwood G. Norris

Chairman of the Board

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my resume or director and officer questionnaire dated March 21, 2006 can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by:/s/ Thomas R. Brown Date: 8/23/06

EXHIBIT A

CERTAIN DEFINITIONS

"Cause" means:

(i) any willful breach or habitual neglect of your material duties (other than due to a disability or death);

(ii) commission of a felony, fraud, financial impropriety, or other act of moral turpitude;

(iii) any knowing or deliberate violation of a requirement of the Sarbanes-Oxley Act of 2002 or other material provisions of the federal securities laws;

(iv) gross carelessness or misconduct regarding your employment with the Company; or

(v) failure to obey the lawful and reasonable direction of the Board or the Chairman of the Board, or breach of any fiduciary duty owed by you to the Company or its stockholders, in such a way that has a direct, substantial and adverse effect on the business, finances or reputation of the Company or its stockholders.

"Good Reason" means any of the following events and conditions shall have occurred without your express written consent:

(i) the assignment to you of any substantial and material duties inconsistent with your status or position with the Company, or any other action by the Company that results in a substantial diminution in such status or position; or

(ii) any material breach of this letter by the Company.

Notwithstanding the foregoing, if there exist (without regard to this and the next succeeding sentence) events or conditions that you believe constitute Good Reason, you must promptly notify the Chairman of the Board in writing of such events or conditions, in reasonable detail, including, where applicable and to the extent practicable, specific examples of acts, omissions, conduct, performance or other events or conditions which constitute Good Reason. The Company will have 30 days from the date such written notice is given to cure such events or conditions and, if cured, such events or conditions will not constitute Good Reason.